UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities and Exchange Act of 1934

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 6, 2014

STATIONDIGITAL CORPORATION

(formerly known as Alarming Devices, Inc.)

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-157010	26-3062327
(State of Organization)	(Commission File Number)	(I.R.S. Employer
Identification No.)

9465 Wilshire Boulevard, Suite 300, Beverly Hills, California 90212

(Address of principal executive offices)

Registrant’s telephone number, including area code: (775) 284-3707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Merger Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Merger Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Merger Act (17 CFR 240.13e -4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 15, 2014, the Company entered into a Master Services Agreement with CloudWebStore, Inc. for CloudWebStore to develop a tailored and branded eStore for the Company to sell and distribute a variety of digital and physical products. At the time the agreement was executed, the Company’s Chief Executive Officer and principal shareholder was also the Chief Executive Officer and majority shareholder of CloudWebStore, Inc. The term of the Agreement is for One Hundred Twenty (120) months and, pursuant to the Agreement, the Company will receive twenty percent (20%) of Net Revenue generated from sales of Products via the eStore. In addition, the Company is required to pay a development fee of One Million Dollars ($1,000,000) to CloudWebStore, Inc. on or before December 31, 2014.

Also on May 15, 2014, the Company entered into a promissory note with GoldenHeart Holdings LLC in the amount of $5,676,478 which was the amount the Company was indebted to GoldenHeart Holdings as of December 31, 2014. The note is non-interest bearing and due and payable upon the earliest of: the date the Company generates more than Five Hundred Thousand Dollars ($500,000) of gross revenue in any given month; the resignation or termination by the Company of Timothy Roberts; or May 15, 2016. At the time the promissory note was executed, the Company’s Chief Executive Officer and principal shareholder was also the Chief Executive Officer and majority shareholder of GoldenHeart Holdings. This indebtedness consists of payments and liabilities incurred by GoldenHeart Holdings for the benefit of StationDigital and $4,517,131 of which was attributable to advertising expense via Google.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION.

The disclosures set forth in Item 1.01 are hereby incorporated by reference into this Item 2.03.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

Number	Description

10.1	Master Services Agreement between CloudWebStore, Inc. and Station Digital Corporation dated May 15, 2014

10.2	Promissory Note by StationDigital Corporation in favor of GoldenHeart Holdings LLC dated May 15, 2014

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 6, 2014	STATIONDIGITAL CORPORATION

	By:	/s/ Timothy Roberts
Name: Timothy Roberts
Title: Chairman, Chief Executive Officer

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